Exhibit 10.1

AMENDMENT NO. 5
TO
EMPLOYMENT AGREEMENT
AMENDMENT, dated May 14, 2015 (“Amendment”), made to the Employment Agreement dated as of the Effective Date, as amended by Amendment No. 1 thereto effective as of December 31, 2008, Amendment No. 2 thereto effective as of November 19, 2009, Amendment No. 3 thereto effective as of December 31, 2012 and Amendment No. 4 thereto effective as of May 16, 2013 (as amended, the “Employment Agreement”), by and between Wyndham Worldwide Corporation, a Delaware corporation (the “Company”), and Stephen P. Holmes (the “Executive”).
WHEREAS, the Company and the Executive have previously entered into the Employment Agreement and desire to amend the Employment Agreement as set forth below.
NOW, THEREFORE, effective as of the date first written above, the Employment Agreement is hereby amended as follows:
1. The first paragraph of Section III of the Employment Agreement is hereby amended and restated in its entirety as follows:
“The period of the Executive’s employment under this Agreement (the “Period of Employment”), which began on the Effective Date and was extended, pursuant to the terms of the Employment Agreement, to July 31, 2015, shall continue, upon the same terms and conditions as amended from time to time, for a period of two years commencing on August 1, 2015 and ending on July 31, 2017, subject to earlier termination as provided in this Agreement. No later than 180 days prior to the expiration of the Period of Employment, the Company and the Executive will commence a good faith negotiation regarding extending the Period of Employment; provided, that, subject to Section VII(c)(ii) below, neither party hereto shall have any obligation hereunder or otherwise to consummate any such extension or any new agreement relating to the Executive’s employment with the Company.”

2. The last sentence of Section IV(e) of the Employment Agreement is hereby amended by adding the following proviso at the end of that sentence:
“; provided that, to the extent such benefits to be provided under this subsection (e) constitute health and medical benefits subject to Section 105 of the Code, the Company will satisfy its obligation under this subsection (e) with respect to such health and medical benefits by providing directly to the Executive an amount equal to (i) the then applicable annual COBRA premium rate amount for such health and medical benefit coverage, minus (ii) the then applicable active Company employee contribution amount for such Company-sponsored health and medical benefit coverage; such amount to be payable to the Executive as of January 1 of each year that such continuing coverage is applicable under this subsection (e) to the Executive or his then surviving dependent spouse (but not later than the plan year in which the Executive reaches, or would have reached had he survived, the age set forth above in this subsection (e)). In the event that following the Executive’s separation from employment with the Company the health and medical benefit coverage under this subsection (e) is then to be secondary to Medicare or any other government-sponsored medical insurance plan or other company’s medical insurance plan, then the amount under the foregoing clause (i) will be reasonably reduced by the Company to reflect such other primary coverage.”

Except as provided herein all terms and conditions set forth in the Employment Agreement shall remain in full force and effect. From and after the date hereof, all references to the Employment Agreement shall mean the Employment Agreement as amended hereby.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed this 14th day of May, 2015.

EXECUTIVE

/s/ Stephen P. Holmes
Stephen P. Holmes

WYNDHAM WORLDWIDE CORPORATION

By: /s/ Mary R. Falvey
    Name:    Mary R. Falvey
    Title:    Executive Vice President and
Chief Human Resources Officer